Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2026 FINANCIAL RESULTS

DECLARES FOURTH QUARTER DISTRIBUTION OF $0.17 PER SHARE

Chicago, IL - October 29, 2026 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended September 30, 2026.

THIRD QUARTER FINANCIAL HIGHLIGHTS

•
Net investment income decreased from $0.08 per common share for the quarter ended June 30, 2026 to $0.05 per common share for the quarter ended September 30, 2026, primarily due to a decrease in our net interest margin of $0.6 million. See additional information under “Results of Operations” below.
•
Net loss on investments was $0.89 per common share for the quarter ended September 30, 2026. See additional information under “Results of Operations” below.
•
Net asset value per common share decreased from $8.41 as of June 30, 2026 to $7.38 as of September 30, 2026, primarily due to a net loss on investments of $0.89 per common share and the quarterly distribution of $0.17 per common share exceeding our quarterly net investment income of $0.05 per common share.
•
As of September 30, 2026, based on fair value, 91% of our loan portfolio consisted of floating rate loans and 100% of our loan portfolio consisted of first lien and second lien loans.
•
The investment portfolio’s weighted-average performing income yield increased from 12.1% during the prior quarter to 13.1% for the quarter ended September 30, 2026, primarily due to non-recurring fee and interest income related to certain loan repayments during the quarter.
•
During the quarter ended September 30, 2026, we placed loans to three portfolio companies on non-accrual status, while we restructured loans to two portfolio companies which had previously been on non-accrual status. See additional information under “Portfolio and Investment Activities” below.

OTHER RECENT EVENTS

•
On October 5, 2026, OFS SBIC I, LP (“SBIC I LP”), our wholly owned subsidiary, admitted a third-party investor (the “New Investor”) as a limited partner, which acquired 56.62% of the limited partnership interests of SBIC I LP. SBIC I LP holds 400 Class A shares of Pfanstiehl Holdings, Inc., a global manufacturer of high-purity pharmaceutical ingredients. The New Investor acquired its limited partnership interests in exchange for $52.3 million paid to SBIC I LP, the entirety of which was distributed to us. Following the transaction, SBIC I LP is no longer a wholly owned subsidiary of the Company. See additional information under “Litigation” below.
•
On October 27, 2026, our Board of Directors declared a distribution of $0.17 per common share for the fourth quarter of 2026, payable on January 7, 2027 to stockholders of record as of December 18, 2026.

SELECTED FINANCIAL HIGHLIGHTS	Three Months Ended
(Per common share)	September 30, 2026	June 30, 2026
Net Investment Income
Net investment income	$0.05	$0.08

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments, net of taxes	$(0.58)	$(0.45)
Net unrealized appreciation (depreciation) on investments, net of taxes	(0.31)	0.79
Loss on extinguishment of debt	(0.02)	—
Net gain (loss)	$(0.91)	$0.34

Net Earnings (Loss)
Net Earnings (loss)	$(0.86)	$0.42

Net Asset Value
Net asset value	$7.38	$8.41
Distributions declared	0.17	0.17

	As of
(in millions)	September 30, 2026	June 30, 2026
Balance Sheet Highlights
Total investments, at fair value	$252.1	$297.8
Total outstanding debt - principal	154.4	185.8
Total net assets	98.8	112.6

PORTFOLIO AND INVESTMENT ACTIVITIES

($ in millions)

	Three Months Ended
Portfolio Yields(1)	September 30, 2026	June 30, 2026
Average performing interest-bearing investments, at cost	$166.7	$210.3
Weighted-average performing income yield - interest-bearing investments(2)	13.1%	12.1%
Weighted-average realized yield - interest-bearing investments(3)	10.1%	10.1%

(1) The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.

(2) Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.

(3) Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-performing structured finance securities.

	Three Months Ended
Portfolio Purchase Activity	September 30, 2026	June 30, 2026
Debt and equity investments	$7.7	$2.1
Structured finance securities	—	—
Total investment purchases and originations	$7.7	$2.1

As of September 30, 2026, based on fair value, our investment portfolio was comprised of the following:

•
Total investments of $252.1 million, which was equal to approximately 108% of amortized cost;
•
Debt investments of $111.1 million, of which approximately 97% and 3% were first lien and second lien loans, respectively;
•
Equity investments of $113.9 million; and
•
Structured finance securities of $27.1 million.

During the quarter ended September 30, 2026, loans to three portfolio companies were placed on non-accrual status with an aggregate amortized cost and fair value of $6.8 million and $2.1 million, respectively, representing 0.8% of the total portfolio, at fair value. Additionally, during the three months ended September 30, 2026, loans to two portfolio companies which had previously been on non-accrual status with an aggregate amortized cost and fair value of $9.1 million and $0.3 million, respectively, were restructured for new debt and equity investments in the portfolio companies. As of September 30, 2026, our loan portfolio had non-accrual loans with an aggregate fair value of $23.4 million, or 9.3% of our total investments at fair value.

OUTSTANDING DEBT

Our total outstanding debt decreased from $185.8 million at June 30, 2026 to $154.4 million at September 30, 2026 due to the redemption of $20.0 million of our 7.50% Unsecured Notes Due July 2028 and net repayments of $11.4 million under our credit facility with Natixis, New York Branch (the “Natixis Facility”).

As of September 30, 2026, 68% of our outstanding debt matures in more than two years and 84% of our outstanding debt is unsecured. As of September 30, 2026, our regulatory asset coverage ratio was 164%, which exceeded the minimum asset coverage requirement of 150% under the Investment Company Act of 1940, as amended.

During the three months ended September 30, 2026 and June 30, 2026, the average dollar borrowings and weighted-average effective interest rate for our debt were as follows ($ in millions):

Three Months Ended	Average Dollar Borrowings	Weighted-Average Effective Interest Rate
September 30, 2026	$164.8	7.65%
June 30, 2026	202.0	7.41

RESULTS OF OPERATIONS	Three Months Ended
(in thousands)	September 30, 2026	June 30, 2026
Total investment income	$5,938	$6,837
Expenses:
Interest expense	3,178	3,734
Base management and incentive fees, net of base management fee waiver	1,048	1,137
Professional, administration and other expenses	993	958
Total expenses, net	5,219	5,829
Net investment income	719	1,008
Net gain (loss) on investments	(11,914)	4,559
Loss on extinguishment of debt	(310)	—
Net increase (decrease) in net assets resulting from operations	$(11,505)	$5,567

Investment Income

For the quarter ended September 30, 2026, total investment income decreased to $5.9 million from $6.8 million in the prior quarter, primarily due to a decrease in interest income of $1.1 million, and partially offset by an increase in non-recurring fee income of $0.2 million.

Expenses

For the quarter ended September 30, 2026, total expenses, net of the base management fee waiver, decreased by $0.6 million to $5.2 million compared to the prior quarter, primarily due to a decrease in interest expense of $0.6 million.

Net Gain (Loss) on Investments

For the quarter ended September 30, 2026, we recognized a net loss on investments of $11.9 million due to a net realized loss of $7.8 million and net unrealized depreciation, net of taxes, of $4.1 million. Our net loss on investments of $11.9 million was primarily attributable to unrealized depreciation of $6.8 million on our common equity investment in Pfanstiehl Holdings, Inc. and net realized and unrealized losses of $3.6 million on our structured finance securities.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2026, we had $3.1 million in cash and cash equivalents, which includes $1.7 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of our Natixis Facility, including limitations on the amount of cash OFSCC-FS can distribute to us.

As of September 30, 2026, we had an unused commitment of $15.0 million under our senior secured revolving credit facility with Banc of California and an unused commitment of $54.6 million under our Natixis Facility, each of which is subject to the terms of the borrowing base and other covenants.

As of September 30, 2026, we had outstanding commitments to fund various undrawn revolvers and other credit facilities of portfolio companies totaling $4.0 million.

LITIGATION

On October 26, 2026, Pfanstiehl Holdings, Inc. filed a verified complaint in the Delaware Court of Chancery against our affiliate and former subsidiary SBIC I LP and our wholly owned subsidiary OFS SBIC I GP, LLC, captioned Pfanstiehl Holdings, Inc. v. OFS SBIC I, L.P. and OFS SBIC I GP, LLC, C.A. No. 2026-1414-BWD. OFS Capital Corporation is not currently named as a defendant in the complaint. The complaint challenges the transaction previously reported in our Current Report on Form 8-K filed on October 6, 2026 and asserts claims for (i) declaratory judgment that the transaction is void under the stockholder agreement governing SBIC I LP’s shares of Pfanstiehl Holdings, Inc., (ii) breach of that stockholder agreement, and (iii) breach of the implied covenant of good faith and fair dealing. The complaint seeks declaratory and injunctive relief (including an order unwinding the transaction) and unspecified damages, and fees and costs. We intend to defend the matter vigorously. The outcomes of outstanding legal matters are inherently unpredictable and subject to uncertainties. Based on information currently available, we cannot predict the outcome of this proceeding and are unable to reasonably estimate any possible loss or range of loss, if any, associated with this matter.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, October 30, 2026, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (833) 816-1364 (Domestic) or (412) 317-5699 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 10, 2026 and may be accessed by calling (855) 669-9658 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #6530066.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended September 30, 2026.

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities (Unaudited)

(Dollar amounts in thousands, except per share data)

	September 30,	December 31,
	2026	2025
Assets
Total investments, at fair value (amortized cost of $234,170 and $328,400, respectively)	$252,147	$342,015
Cash and cash equivalents	3,132	3,359
Interest and dividends receivable	330	719
Receivable for investments sold	2,390	—
Prepaid expenses and other assets	2,910	613
Total assets	$260,909	$346,706

Liabilities
Revolving lines of credit	$25,400	$55,450
Unsecured Notes (net of deferred debt issuance costs of $1,752 and $2,812, respectively)	127,248	162,188
Interest payable	1,760	2,269
Distribution payable	2,278	—
Payable to adviser and affiliates	1,545	2,264
Payable for investments purchased	1,461	—
Other liabilities	2,388	1,347
Total liabilities	$162,080	$223,518

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	134	134
Paid-in capital in excess of par	174,195	174,195
Total accumulated losses	(75,500)	(51,141)
Total net assets	$98,829	$123,188

Total liabilities and net assets	$260,909	$346,706

Number of common shares outstanding	13,398,078	13,398,078
Net asset value per share	$7.38	$9.19

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Investment income
Interest income	$5,281	$6,389	$19,256	$29,531
Dividend income	451	434	2,182	1,450
Fee income	206	14	241	341
Total investment income	5,938	6,837	21,679	31,322
Expenses
Interest expense	3,178	3,734	10,801	12,242
Base management fee	1,221	1,340	3,996	4,438
Income Incentive Fee	—	—	408	1,758
Professional fees	404	345	1,112	1,227
Administration fee	338	367	1,031	1,163
Other expenses	251	246	736	806
Total expenses before base management fee waiver	5,392	6,032	18,084	21,634
Base management fee waiver	(173)	(203)	(596)	—
Total expenses, net of base management fee waiver	5,219	5,829	17,488	21,634
Net investment income	719	1,008	4,191	9,688
Net realized and unrealized gain (loss) on investments
Net realized loss, net of taxes	(7,824)	(6,018)	(25,143)	(11,424)
Net unrealized appreciation (depreciation), net of taxes	(4,090)	10,577	3,866	(20,017)
Net gain (loss) on investments	(11,914)	4,559	(21,277)	(31,441)
Loss on extinguishment of debt	(310)	—	(440)	(492)
Net increase (decrease) in net assets resulting from operations	$(11,505)	$5,567	$(17,526)	$(22,245)

Net investment income per common share – basic and diluted	$0.05	$0.08	$0.31	$0.72
Earnings (loss) per common share – basic and diluted	$(0.86)	$0.42	$(1.30)	$(1.66)
Distributions declared per common share	$0.17	$0.17	$0.51	$1.02
Basic and diluted weighted-average common shares outstanding	13,398,078	13,398,078	13,398,078	13,398,078

ABOUT OFS CAPITAL

The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; the defense, outcome and costs of any matter under litigation; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

847-734-2084

investorrelations@ofscapital.com

(4) Registration does not imply a certain level of skill or training

OFS® and OFS Capital® are registered trademarks of Orchard First Source Asset Management, LLC.

OFS Capital Management™ is a trademark of Orchard First Source Asset Management, LLC.